Exhibit 99.1

FLIR Systems Announces Second Quarter 2020 Financial Results

− Second Quarter Revenue of $482.0 Million

− Record Total Backlog of $912.8 Million

− Second Quarter GAAP Diluted Earnings Per Share (“EPS”) of $0.47

− Second Quarter Adjusted Diluted EPS of $0.64

ARLINGTON, Va. – August 6, 2020 – FLIR Systems, Inc. (NASDAQ: FLIR) (“FLIR” or the “Company”), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the second quarter ended June 30, 2020.

Commenting on FLIR’s second quarter results, Jim Cannon, President and Chief Executive Officer, said, “I am extremely pleased with our strong performance and operational execution in the quarter amid unprecedented challenges. This quarter marked the second consecutive quarter of record-breaking total backlog, and we continue to build a robust, sustainable pipeline with several key program wins. Additionally, we are beginning to realize cost savings from the successful execution of Project Be Ready, which aims to better align resources with higher growth opportunities, while reducing costs. We also continue to see demand for our Elevated Skin Temperature—or EST—solutions and we are extremely proud of the role our products and technologies continue to play in helping mitigate the spread of COVID-19. Importantly, our continued emphasis on cash optimization has provided financial flexibility as we enter the second half of the year.”

Mr. Cannon continued, “I am humbled and inspired by the commitment of our employees around the globe and their dedication to our mission to save lives and livelihoods during this crucial time. As we look ahead, we remain focused on ensuring the safety of our employees, delivering the mission-critical products our customers need and continuing to create value for our shareholders. We are confident that the purposeful diversity of our product portfolio will continue to be a competitive strength for FLIR in the quarters ahead. We look forward to emerging from this difficult environment as an even stronger company.”

Summary Results

Revenues for the quarter were $482.0 million, consistent with the prior year quarter. Bookings totaled $546.3 million in the quarter, representing a book-to-bill ratio of 1.13. Backlog at the end of the quarter was a record $912.8 million, reflecting a 12.8% increase relative to the prior year quarter.

GAAP Earnings Results

Gross profit for the quarter was $252.2 million, compared to $233.4 million in the prior year quarter. Gross margin increased to 52.3% from 48.4% in the prior year quarter, primarily attributable to favorable product mix in the Industrial Technologies segment. Earnings from operations for the quarter was $99.8 million, compared to $63.7 million in the prior year quarter. Operating margin increased to 20.7% from 13.2% in the prior year quarter, primarily as a result of higher revenue and gross profit in the Industrial Technologies segment as well as decreases in intangible asset amortization, marketing, travel, and deferred compensation expenses. Diluted EPS was $0.47, compared to $0.34 in the prior year quarter. The weighted average diluted share count for the quarter was 132 million, down from 137 million in the prior year quarter primarily due to stock repurchase activity initiated in the first quarter of 2020.

Non-GAAP Earnings Results

Adjusted gross profit for the quarter was $261.9 million, compared to $246.3 million in the prior year quarter. Adjusted gross margin increased to 54.3% from 51.1% in the prior year quarter, primarily attributable to favorable product mix in the Industrial Technologies segment. Adjusted operating income for the quarter was $126.1 million, compared to $95.8 million in the prior year quarter. Adjusted operating margin increased to 26.2% from 19.9% in the prior year quarter, primarily as a result of higher revenue and gross profit in the Industrial Technologies segment and decreases in marketing, travel, and deferred compensation expenses. Adjusted diluted EPS was $0.64, compared to $0.52 in the prior year quarter.

Segment Results

Industrial Technologies Segment

Industrial Technologies revenues for the quarter were $300.2 million, representing an increase of $15.7 million, or 5.5% compared to the prior year quarter. The revenue increase was primarily attributable to heightened demand for EST solutions as a result of the COVID-19 pandemic, partially offset by lower volume in commercial end markets such as maritime and security products.

Industrial Technologies segment operating income was $107.1 million, compared to $71.6 million in the prior year quarter. Segment operating margin increased to 35.7% from 25.2% in the prior year quarter, primarily attributable to the aforementioned higher revenue and associated gross profit, favorable product mix, and lower marketing, travel, and deferred compensation expenses.

Industrial Technologies bookings totaled $334.0 million for the quarter, representing a book-to-bill ratio of 1.11. Backlog at the end of the quarter was $350.7 million, reflecting a 48.1% increase relative to the prior year quarter, primarily as a result of award timing and increased orders for EST solutions.

Defense Technologies Segment

Defense Technologies revenues for the quarter of $181.8 million decreased by $15.7 million, or 7.9% compared to the prior year quarter. The revenue decrease was primarily attributable to the completion of certain contracts that contributed to revenue in the prior year quarter partially offset by increased volumes for unmanned systems.

Defense Technologies segment operating income was $41.2 million, compared to $45.8 million in the prior year quarter. Segment operating margin decreased to 22.6% from 23.2% in the prior year quarter, primarily attributable to the aforementioned lower revenue and associated gross profit.

Defense Technologies bookings totaled $212.2 million for the quarter, representing a book-to-bill ratio of 1.17. Backlog at the end of the quarter was $562.1 million, reflecting an 1.8% decrease relative to the prior year quarter, primarily as a result of order and subsequent deployment timing for a few major programs.

Balance Sheet and Liquidity

FLIR ended the second quarter of 2020 with $333 million in cash and cash equivalents and approximately $365 million in borrowing capacity under its credit facility based on current profitability levels and leverage covenants.

After the end of the quarter, on July 20, 2020 the Company announced the pricing of a public offering of $500 million aggregate principal amount 2.5% notes due August 1, 2030 (the “Notes”). FLIR expects to receive net proceeds of approximately $494 million, after deducting underwriting discounts and estimated offering expenses. The proceeds from the sale of the Notes are expected to be used to redeem FLIR’s $425 million in aggregate principal amount of 3.125% notes due June 15, 2021 (the “2021 notes”), and for general corporate purposes, which may include funding for working capital, investments in its subsidiaries, capital expenditures, or acquisitions. On August 3, 2020, the Company completed the offering and the Notes were issued.  The Company intends to redeem the 2021 notes in full on August 19, 2020.

COVID-19 Update

As previously announced, FLIR’s businesses have been deemed essential for critical infrastructure under the Cybersecurity and Infrastructure Security Agency exemption, and all of its manufacturing facilities remain operational. FLIR has implemented stringent safety protocols and continues to monitor recommendations and guidelines issued by the Centers for Disease Control, the European Centre for Disease Prevention, and the World Health Organization to ensure the health and safety of its employees.

Given the high degree of uncertainty in the current macroeconomic environment resulting from COVID-19, the Company remains focused on cash optimization activities, disciplined capital allocation, and executing Project Be Ready to simplify its product portfolio and better align resources with higher growth opportunities while reducing costs.

Shareholder Return Activity

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock, payable on September 4, 2020, to shareholders of record as of close of business on August 21, 2020.

FLIR expects to continue to provide returns to its stockholders in the form of quarterly dividends. However, in accordance with the Company’s focus on cash optimization activities given the macroeconomic uncertainty resulting from COVID-19, FLIR’s share repurchase program remained paused throughout the second quarter of 2020.

Financial Outlook

The COVID-19 pandemic has generated significant uncertainty, including an overall lack of visibility into future demand trends and economic conditions in the markets in which FLIR operates. The Company is continuing to closely monitor the impact of the pandemic on its operational and financial performance and take action as necessary; however, the magnitude and duration of the outbreak including its impact to FLIR’s operations, supply chain partners and customers remains uncertain. As a result, the Company has withdrawn its previously issued guidance for the full year ending December 31, 2020.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. Eastern Time today to discuss its results for the quarter. The details for the conference call can be found below. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor. A replay will be available upon completion of the conference call at this same internet address. Summary second quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section of the Company’s Investor Relations website.

Second Quarter Financial Results Conference Call

Date:	Thursday, August 6, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-9039 (Domestic) 1-201-689-8470 (International)
Conference ID:	13705998
Webcast:	http://public.viavid.com/index.php?id=140427
Replay:
For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on August 6, 2020 through 11:59 p.m. Eastern Time on August 20, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13705998.

About FLIR Systems, Inc.

Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense and industrial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements

Statements, estimates or projections in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:

●	risks related to United States government spending decisions and applicable procurement rules and regulations;
●	negative impacts to operating margins due to reductions in sales or changes in product mix;
●	impairments in the value of tangible and intangible assets;
●	unfavorable results of legal proceedings;
●
risks associated with international sales and business activities, including the regulation of the export and sale of our products worldwide and our ability to obtain and maintain necessary export licenses, as well as the imposition of significant tariffs or other trade barriers;

●	risks related to subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing;
●	risks related to currency fluctuations;
●	adverse general economic conditions or volatility in our primary markets;
●	our ability to compete effectively and to respond to technological change;
●	risks related to product defects or errors;
●	our ability to protect our intellectual property and proprietary rights
●	cybersecurity and other security threats and technology disruptions
●	our ability to successfully manage acquisitions, investments and divestiture activities and integrate acquired companies;
●	our ability to achieve the intended benefits of our strategic restructuring;
●	our ability to attract and retain key senior management and qualified technical, sales and other personnel;
●	risks to our supply chain, production facilities or other operations, and changes to general, domestic, and foreign economic conditions, due to the COVID-19 pandemic; and
●	other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission.

COVID-19 may exacerbate one or more of the aforementioned and/or other risks, uncertainties and other factors more fully described in the Company’s reports filed with the SEC. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Definitions and Non-GAAP Financial Measures

Bookings are defined as contractual agreements awarded during the reporting period. Backlog is defined as total estimated amount of future revenues to be recognized under negotiated contracts.

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings, and (vi) adjusted diluted EPS. These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results as outlined in the "GAAP to Non-GAAP Reconciliation" table included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. Items excluded consist of: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, and (v) discrete tax items. We do not consider these items to be directly related to our core operating performance. Non-GAAP measures are used internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

●	the comparability of our ongoing operating results over the periods presented;
●	the ability to identify trends in our underlying business; and
●	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

●	Separation, transaction, and integration costs – Represents transaction and integration costs related to divestiture and acquisition initiatives.

●	Amortization of acquired intangibles – Represents amortization expense associated with acquired intangible assets.

●
Restructuring expenses and asset impairment charges – Represents employee separation expenses, facility termination costs, and other expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company restructuring activities.

●
Discrete legal and compliance matters – Represents costs incurred associated with certain legal and compliance matters that are not representative of ongoing operational costs. These expenses are primarily attributable to an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations.

●
Discrete tax items – Represents tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

Adjusted net earnings and adjusted diluted EPS include an estimate to reflect the tax effect of the discrete items identified above. The tax effect is calculated by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to earnings before income taxes.

Investor Relations
Lasse Glassen
Addo Investor Relations
Investors@flir.com
(424) 238-6249

FLIR Systems, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$482,015	$481,998	$932,938	$926,734
Cost of goods sold	229,815	248,590	461,370	459,465
Gross profit	252,200	233,408	471,568	467,269

Operating expenses:
Research and development	56,012	52,957	109,859	100,637
Selling, general and administrative	88,676	113,713	204,918	218,203
Restructuring expenses	7,702	3,001	28,486	3,610
Total operating expenses	152,390	169,671	343,263	322,450

Earnings from operations	99,810	63,737	128,305	144,819

Interest expense	6,962	7,272	13,923	12,788
Interest income	(127)	(438)	(476)	(1,495)
Other expense (income), net	11,081	(1,220)	9,766	646

Earnings before income taxes	81,894	58,123	105,092	132,880

Income tax provision	20,637	12,005	28,411	25,014

Net earnings	$61,257	$46,118	$76,681	$107,866

Net earnings per share:
Basic earnings per share	$0.47	$0.34	$0.58	$0.80
Diluted earnings per share	$0.47	$0.34	$0.57	$0.79

Weighted average shares outstanding:
Basic	130,831	135,519	132,213	135,530
Diluted	131,687	137,084	133,389	137,105

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and six months ended June 30, 2020 that management has determined had no material effect for the periods presented.

FLIR Systems, Inc.
Consolidated Balance Sheets
(In thousands)(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$332,958	$284,592
Accounts receivable, net	304,981	318,652
Inventories	433,908	388,762
Prepaid expenses and other current assets	114,429	116,728
Total current assets	1,186,276	1,108,734

Property and equipment, net	255,770	255,905
Deferred income taxes, net	41,393	39,983
Goodwill	1,340,989	1,364,596
Intangible assets, net	222,123	247,514
Other assets	110,746	120,809
Total assets	$3,157,297	$3,137,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$147,487	$158,033
Deferred revenue	30,319	28,587
Accrued payroll and related liabilities	79,981	72,476
Accrued product warranties	15,887	14,611
Advance payments from customers	14,142	28,005
Accrued expenses	32,892	40,815
Accrued income taxes	24,273	14,735
Other current liabilities	34,721	27,349
Credit facility	191,000	16,000
Long-term debt, current portion	12,465	12,444
Total current liabilities	583,167	413,055

Long-term debt, net of current portion	643,265	648,419
Deferred income taxes	40,405	53,544
Accrued income taxes	57,243	55,514
Other long-term liabilities	82,516	95,576

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at June 30, 2020 and December 31, 2019
Common stock, $0.01 par value, 500,000 shares authorized, 131,106 and 134,394 shares issued at June 30, 2020 and December 31, 2019, respectively, and additional paid-in capital	10,778	16,692
Retained earnings	1,925,732	2,020,686
Accumulated other comprehensive loss	(185,809)	(165,945)
Total shareholders' equity	1,750,701	1,871,433

Total liabilities and shareholders' equity	$3,157,297	$3,137,541

FLIR Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Cash flows from operating activities:
Net earnings	$61,257	$46,118	$76,681	$107,866
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,525	32,253	47,750	48,915
Stock-based compensation	13,241	9,188	20,887	17,278
Loss on disposal of assets	594	-	3,585	-
Minority interest impairment charges	4,803	-	4,803	-
Deferred income taxes	(348)	1,965	(513)	2,187
Other, net	6,370	(2,292)	3,218	(3,620)
Increase (decrease) in cash, net of acquisitions, resulting from changes in:
Accounts receivable	(855)	6,643	11,263	(19,128)
Inventories	(32,311)	(6,132)	(46,764)	(23,604)
Prepaid expenses and other current assets	1,214	(13,431)	1,596	(11,487)
Other assets	6,070	(47)	5,679	3,612
Accounts payable	(12,072)	427	(10,480)	26,446
Deferred revenue	(242)	6,394	1,898	1,863
Accrued payroll and other liablities	(19,291)	(5,216)	(8,207)	(13,273)
Accrued income taxes	18,375	(6,163)	12,116	(7,885)
Other long term liabilities	(7,181)	(1,917)	(9,497)	(5,869)
Net cash provided by operating activities	63,149	67,790	114,015	123,301

Cash flows from investing activities:
Additions to property and equipment, net	(14,525)	(8,641)	(27,242)	(17,781)
Proceeds from sale of assets	-	-	-	2,973
Business acquisitions, net of cash acquired	-	(22,900)	-	(602,456)
Minority interest and other investments	304	-	304	(5,000)
Net cash used in investing activities	(14,221)	(31,541)	(26,938)	(622,264)

Cash flows from financing activities:
Net proceeds from credit facility and long-term debt, including current portion	-	-	175,000	723,054
Repayment of credit facility and long-term debt	(3,114)	(3,095)	(6,135)	(378,095)
Repurchase of common stock	-	(24,998)	(150,000)	(49,996)
Dividends paid	(22,278)	(23,033)	(45,006)	(46,064)
Proceeds from shares issued pursuant to stock-based compensation plans	5,850	7,629	7,309	17,350
Tax paid for net share exercises and issuance of vested restricted stock units	(9,192)	(9,333)	(10,071)	(10,346)
Other financing activities	-	(103)	-	(522)
Net cash (used in) provided by financing activities:	(28,734)	(52,933)	(28,903)	255,381

Effect of exchange rate changes on cash and cash equivalents	4,149	1,206	(9,808)	323

Net increase (decrease) in cash and cash equivalents	24,343	(15,478)	48,366	(243,259)
Cash and cash equivalents, beginning of period	308,615	284,363	284,592	512,144
Cash and cash equivalents, end of period	$332,958	$268,885	$332,958	$268,885

FLIR Systems, Inc.
Segment Performance
(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
SEGMENT REVENUE
Industrial Technologies Segment	$300,198	$284,489	$576,613	$555,875
Defense Technologies Segment	181,817	197,509	356,325	370,859

SEGMENT EARNINGS FROM OPERATIONS
Industrial Technologies Segment	$107,137	$71,633	$171,402	$140,652
Defense Technologies Segment	41,155	45,786	74,309	92,676

SEGMENT OPERATING MARGIN
Industrial Technologies Segment	35.7%	25.2%	29.7%	25.3%
Defense Technologies Segment	22.6%	23.2%	20.9%	25.0%

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and six months ended June 30, 2020 that management has determined had no material effect for the periods presented.

FLIR Systems, Inc.
GAAP to Non-GAAP Reconciliation
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30, 2020

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non- GAAP Results
Gross profit	$252,200	$410	$9,253	$-	$-	$-	$261,863
Operating expenses	(152,390)	1,513	2,501	7,702	4,900	-	(135,774)
Earnings from operations	99,810	1,923	11,754	7,702	4,900	-	126,089
Non-operating expense, net	(17,916)	-	-	-	-	-	(17,916)
Earnings before income taxes	81,894	1,923	11,754	7,702	4,900	-	108,173
Income tax provision	(20,637)	(429)	(2,621)	(1,717)	(1,093)	2,377	(24,120)
Net earnings	$61,257	$1,494	$9,133	$5,985	$3,807	$2,377	$84,053

Gross margin	52.3%	0.1%	1.9%	0.0%	0.0%	0.0%	54.3%
Operating margin	20.7%	0.4%	2.5%	1.6%	1.0%	0.0%	26.2%

Net earnings per diluted share	$0.47	$0.01	$0.07	$0.05	$0.03	$0.02	$0.64
Weighted average diluted shares outstanding	131,687	131,687	131,687	131,687	131,687	131,687	131,687

	Three Months Ended June 30, 2019

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non- GAAP Results
Gross profit	$233,408	$492	$12,429	$-	$-	$-	$246,329
Operating expenses	(169,671)	2,765	8,617	3,001	4,733	-	(150,555)
Earnings from operations	63,737	3,257	21,046	3,001	4,733	-	95,774
Non-operating expense, net	(5,614)	-	-	-	-	-	(5,614)
Earnings before income taxes	58,123	3,257	21,046	3,001	4,733	-	90,160
Income tax provision	(12,005)	(668)	(4,314)	(615)	(970)	90	(18,483)
Net earnings	$46,118	$2,589	$16,732	$2,386	$3,763	$90	$71,677

Gross margin	48.4%	0.1%	2.6%	0.0%	0.0%	0.0%	51.1%
Operating margin	13.2%	0.7%	4.4%	0.6%	1.0%	0.0%	19.9%

Net earnings per diluted share	$0.34	$0.02	$0.12	$0.02	$0.03	$0.00	$0.52
Weighted average diluted shares outstanding	137,084	137,084	137,084	137,084	137,084	137,084	137,084

	Six Months Ended June 30, 2020

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non- GAAP Results
Gross profit	$471,568	$1,148	$18,638	$-	$-	$-	$491,354
Operating expenses	(343,263)	6,027	5,012	28,486	13,981	-	(289,757)
Earnings from operations	128,305	7,175	23,650	28,486	13,981	-	201,597
Non-operating expense, net	(23,213)	-	-	-	-	-	(23,213)
Earnings before income taxes	105,092	7,175	23,650	28,486	13,981	-	178,384
Income tax provision	(28,411)	(1,448)	(4,773)	(5,749)	(2,822)	5,743	(37,460)
Net earnings	$76,681	$5,727	$18,877	$22,737	$11,159	$5,743	$140,924

Gross margin	50.5%	0.1%	2.1%	0.0%	0.0%	0.0%	52.7%
Operating margin	13.8%	0.8%	2.5%	3.0%	1.5%	0.0%	21.6%

Net earnings per diluted share	$0.57	$0.04	$0.14	$0.17	$0.08	$0.04	$1.06
Weighted average diluted shares outstanding	133,389	133,389	133,389	133,389	133,389	133,389	133,389

	Six Months Ended June 30, 2019

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non GAAP Results
Gross profit	$467,269	$492	$16,107	$-	$-	$-	$483,868
Operating expenses	(322,450)	9,242	10,867	3,610	8,075	-	(290,656)
Earnings from operations	144,819	9,734	26,974	3,610	8,075	-	193,212
Non-operating expense, net	(11,939)	-	-	-	-	-	(11,939)
Earnings before income taxes	132,880	9,734	26,974	3,610	8,075	-	181,273
Income tax provision	(25,014)	(1,995)	(5,530)	(740)	(1,655)	(2,226)	(37,161)
Net earnings	$107,866	$7,739	$21,444	$2,870	$6,420	$(2,226)	$144,112

Gross margin	50.4%	0.1%	1.7%	0.0%	0.0%	0.0%	52.2%
Operating margin	15.6%	1.0%	2.9%	0.4%	0.9%	0.0%	20.8%

Net earnings per diluted share	$0.79	$0.06	$0.16	$0.02	$0.05	$(0.02)	$1.05
Weighted average diluted shares outstanding	137,105	137,105	137,105	137,105	137,105	137,105	137,105

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and six months ended June 30, 2020 that management has determined had no material effect for the periods presented.